EXHIBIT 99.1

Cassava Reports Q1 2025 Financials Results, Provides Business Update

License agreement and recent leadership appointments position Cassava to advance development of simufilam in TSC-related epilepsy

$117.3 Million in Cash and Cash Equivalents at March 31, 2025

AUSTIN, Texas, May 08, 2025 (GLOBE NEWSWIRE) -- Cassava Sciences, Inc. (NASDAQ: SAVA, “Cassava”, the “Company”), a clinical-stage biotechnology company focused on developing novel, investigational treatments for central nervous system (CNS) disorders, today reported financial results for the first quarter ended March 31, 2025, and provided a business update.

“Cassava has made significant progress this year in leveraging our science to expand our portfolio. Our license with Yale University for intellectual property rights to potential treatments for certain rare diseases, including TSC-related epilepsy, has laid the groundwork for pursuing new therapeutic applications for simufilam. The appointments of Dr. Angélique Bordey as SVP, Neuroscience, and Dr. Jack Moore as SVP, Clinical Development, position us to advance toward a clinical trial program in TSC with diligence,” said Rick Barry, President and Chief Executive Officer of Cassava. “Our goal is to initiate the first clinical study in TSC-related epilepsy in first-half 2026, following the completion of necessary pre-clinical studies and the development of our regulatory strategy. With a favorable balance sheet, an enhanced team, and a new therapeutic indication for simufilam, we believe Cassava is well situated to move forward in 2025.”

Eric Schoen, Chief Financial Officer of Cassava added, “Cassava remains committed to our mission of developing novel medicines for central nervous system diseases, while maintaining continued strategic expense management. We look forward to updating investors on our progress.”

Portfolio Highlights:
Simufilam for TSC-related epilepsy
Simufilam is a proprietary, investigational oral small molecule that targets the filamin A protein

  Key indications: Tuberous sclerosis complex (TSC)-related epilepsy and other potential CNS indications
  Current status: Preparations are underway to potentially initiate clinical trials in H1 2026 for TSC-related epilepsy, including conduct of pre-IND studies and development of the regulatory strategy. The program builds on groundbreaking work by Dr. Bordey, published in Neuron and Science Translational Medicine
  Collaboration: Yale University license agreement (February 2025)

Simufilam for Alzheimer’s disease
Simufilam is a proprietary, investigational oral small molecule that targets the filamin A protein

  Prior Clinical Focus: Mild-to-moderate Alzheimer’s disease
  Current status: Each of the RETHINK-ALZ and REFOCUS-ALZ Phase 3 studies did not meet its co-primary endpoints. As a result, Cassava’s Alzheimer’s disease program with simufilam will be completely discontinued by the end of the second quarter of 2025

Corporate Highlights:

  Appointed neuroscience experts to advance a new TSC-related epilepsy program. Angélique Bordey, PhD, has joined Cassava as Senior Vice President (SVP), Neuroscience, while continuing her tenured academic position at Yale School of Medicine on a part time basis. Jack Moore, PhD, has joined the Company as SVP, Clinical Development. Cassava also announced the retirement of James W. Kupiec, MD, as Chief Medical Officer, effective May 9, 2025
  Implemented cost curtailment program, and reduced its workforce by 10 employees, or approximately 33%, in the first quarter

Financial Results for First Quarter 2025

  At March 31, 2025, cash and cash equivalents were $117.3 million, with no debt. .
  Net loss was $23.4 million. This compares to a net income of $25.0 million for the same period in 2024. Net income in 2024 resulted from the change in fair value of warrant liabilities, a non-cash item.
  Net cash used in operations was $11.3 million during the first quarter of 2025.
  Net cash used in operations for first half 2025 is expected to be $16 to $20 million, consistent with previous guidance. This includes significant costs for the conclusion of the two Phase 3 trials in Alzheimer’s disease which are not expected to recur in second half 2025.
  Research and development (R&D) expenses were $13.7 million. This compared to $16.2 million for the same period in 2024. This 16% decrease was due primarily to the discontinuation of clinical trials in Alzheimer's disease beginning the fourth quarter of 2024. This decrease was partially offset by an increase in stock-based compensation expense due to new awards granted in the third quarter of 2024.
  General and administrative (G&A) expenses were $10.9 million. This compared to $3.7 million for the same period in 2024. The increase was due primarily to legal related expenses which included a $3.0 million estimated loss accrual recorded during the three months ended March 31, 2025. Legal expenses were partially offset by $3.0 million in insurance recoveries in the prior year period. There were no insurance recoveries during the three months ended March 31, 2025. There was also a $1.5 million increase in stock-based compensation expense due to new awards granted in 2024.

About Cassava Sciences, Inc.

Cassava Sciences, Inc. (NASDAQ: SAVA), is a clinical-stage biotechnology company focused on developing novel, investigational treatments, including simufilam, for central nervous system disorders, such as tuberous sclerosis complex (TSC)-related epilepsy, and potentially for additional pipeline indications. Simufilam is a proprietary, investigational oral small molecule that targets the filamin A protein. The Company is based in Austin, Texas.

For more information, please visit: https://www.CassavaSciences.com

For More Information Contact:
Investors
Sandya von der Weid
svonderweid@lifesciadvisors.com

Company
Eric Schoen, Chief Financial Officer
(512) 501-2450
ESchoen@CassavaSciences.com
IR@cassavasciences.com

Cautionary Note Regarding Forward-Looking Statements:
This news release contains forward-looking statements that may include but are not limited to statements regarding: our plans to conduct preclinical studies of simufilam relating to seizures in TSC, the timing and plans to conduct clinical studies with simufilam in H1 2026, the potential for simufilam as a treatment for TSC-related epilepsy and other potential indications, the timing of anticipated milestones, the timing of the wind-down of our Alzheimer’s disease program, and cash use in future periods. These statements may be identified by words such as “anticipate”, “before”, “believe”, “could”, “expect”, “forecast”, “intend”, “may”, ”pending”, “plan”, “possible”, “potential”, “prepares for”, “will”, and other words and terms of similar meaning.

Such statements are based on our current expectations and projections about future events. Such statements speak only as of the date of this news release and are subject to a number of risks, uncertainties and assumptions, including, but not limited to, those risks relating to the ability to advance preclinical studies related to TSC-related epilepsy, and other potential indications, the ability to successfully carry out the Company’s obligations under the Yale License Agreement, the ability to efficiently discontinue the Company’s Alzheimer’s disease development program, and other risks inherent in drug discovery and development or specific to Cassava Sciences, Inc., as described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, and future reports to be filed with the SEC. The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from expectations in any forward-looking statement. In light of these risks, uncertainties and assumptions, the forward-looking statements and events discussed in this news release are inherently uncertain and may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Accordingly, you should not rely upon forward-looking statements as predictions of future events. Except as required by law, we disclaim any intention or responsibility for updating or revising any forward-looking statements. For further information regarding these and other risks related to our business, investors should consult our filings with the SEC, which are available on the SEC's website at www.sec.gov.

All of our pharmaceutical assets under development are investigational product candidates. These have not been approved for use in any medical indication by any regulatory authority in any jurisdiction and their safety, efficacy or other desirable attributes, if any, have not been established in any patient population. Consequently, none of our product candidates is approved or available for sale anywhere in the world.

Our clinical results from earlier-stage clinical trials or preclinical studies may not be indicative of future results from later-stage or larger scale clinical trials and do not ensure regulatory approval. You should not place undue reliance on these statements or any scientific data we present or publish.

We are in the business of new drug discovery and development. Our research and development activities are long, complex, costly and involve a high degree of risk. Holders of our common stock should carefully read our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q in their entirety, including the risk factors therein. Because risk is fundamental to the process of drug discovery and development, you are cautioned to not invest in our publicly traded securities unless you are prepared to sustain a total loss of the money you have invested.

– Financial Tables Follow –

CASSAVA SCIENCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three months ended March 31,
	2025	2024
Operating expenses
Research and development	$13,666	$16,233
General and administrative	10,920	3,701
Total operating expenses	24,586	19,934
Operating loss	(24,586)	(19,934)
Interest income	1,265	1,776
Other income (loss), net	(82)	160
Gain from change in fair value of warrant liabilities	—	43,041
Net income (loss)	$(23,403)	$25,043

Net income (loss) per share, basic	$(0.48)	$0.58
Net loss per share, diluted	(0.48)	(0.43)

Weighted-average shares used in computing net income (loss) per share, basic	48,262	43,001
Weighted-average shares used in computing net loss per share, diluted	48,262	44,102

CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)
	March 31, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$117,328	$128,574
Prepaid expenses and other current assets	2,823	7,958
Total current assets	120,151	136,532
Property and equipment, net	20,781	21,001
Total assets	$140,932	$157,533
Liabilities and stockholders' equity
Current liabilities
Accounts payable and other accrued expenses	$8,192	$7,654
Accrued development expense	4,077	2,440
Accrued compensation and benefits	855	1,357
Other current liabilities	113	299
Total current liabilities	13,237	11,750
Other non- current liabilities	79	79
Total liabilities	13,316	11,829
Stockholders' equity
Common Stock and additional paid-in-capital	556,130	550,815
Accumulated deficit	(428,514)	(405,111)
Total stockholders' equity	127,616	145,704
Total liabilities and stockholders' equity	$140,932	$157,533